Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-176606, No. 333-173512 and No. 333-166324) and the related prospectuses of Graphic Packaging Holding Company and Graphic Packaging International, Inc. and in the Registration Statements (Form S-8 No. 333-176598, No. 333-162912 and No. 333-149625) of Graphic Packaging Holding Company of our reports dated February 23, 2012 with respect to the consolidated financial statements of Graphic Packaging Holding Company, and the effectiveness of internal control over financial reporting of Graphic Packaging Holding Company, included in this Form 10-K/A.

/s/ Ernst & Young LLP

Atlanta, Georgia
July 26, 2012